Exhibit 99.1

Navigant International

401(k) Plan

Financial Statements and

Supplemental Schedule

December 31, 2002 and 2001

Navigant International

401(k) Plan

Index

Page

Financial Statements:

Report of Independent Accountants	1

Statements of Net Assets Available for Benefits as of December 31, 2002 and 2001	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2002	3

Notes to Financial Statements	4-8

Supplemental Schedule*:

Schedule I—Schedule of Assets (Held at End of Year)	9-11

*	Other supplemental schedules required by Section 2520-103.10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are not applicable.

Report of Independent Accountants

To the Participants and Administrator of

the Navigant International 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Navigant International 401(k) Plan (the “Plan”) as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. This supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As discussed in Note 8, participant balances from C&J Travel Employee Retirement Savings Plan, Executive Meeting & Travel Ltd. Profit Sharing Plan, and SatoTravel 401(k) Retirement Plan were transferred into the Plan effective April 1, 2002.

/s/    PricewaterhouseCoopers LLP

Hartford, Connecticut

June 20, 2003

Navigant International

401(k) Plan

Statements of Net Assets Available for Benefits

	December 31,
	2002	2001
Assets
Investments, at fair value (Note 3):	$47,111,195	$35,892,376

Net assets available for benefits	$47,111,195	$35,892,376

The accompanying notes are an integral part of these financial statements

Navigant International

401(k) Plan

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2002
Additions to net assets attributed to:
Investment income:
Interest	$510,205
Dividends	715

510,920

Contributions:
Participant	5,870,357
Rollover	795,736

Total additions	7,177,013

Deductions from net assets attributed to:
Net depreciation in fair value of investments	9,628,731
Benefit payments	9,121,817
Transaction charges	140,290
Participant loans terminated due to withdrawal of participants	316,916

Total deductions	19,207,754

Net decrease prior to plan mergers	(12,030,741)

Transfer of assets from affiliated plans:
C&J Travel Employee Retirement Savings Plan	539,096
Executive Meeting & Travel Ltd. Profit Sharing Plan	292,580
SatoTravel 401(k) Retirement Plan	22,417,884

Total transfer	23,249,560

Net increase in net assets available for benefits	11,218,819
Net assets available for benefits:
Beginning of year	35,892,376

End of year	$47,111,195

The accompanying notes are an integral part of these financial statements.

Navigant International

401(k) Plan

Notes of Financial Statements

1.	Description of Plan

The following description of the Navigant International 401(k) Plan (the “Plan”) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan established effective June 10, 1998 and most recently amended March 4, 2002, retroactively effective September 20, 2001. Employees of Navigant International, Inc. (the “Company”) become eligible to participate upon completing three months of service and attaining the age of 18. The Plan is subject to the provisions of ERISA.

Contributions

Effective January 1, 2002, eligible participants may contribute an amount equal to, but not more than the maximum amount permitted by Sections 402(g) and 415 of the Internal Revenue Code. Participants may also make rollover contributions from other qualified plans. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers a guaranteed account, various pooled separate accounts, Company common stock and a self-directed account as investment options for participants. The self-directed account is comprised of assets invested at the direction of individual Plan participants. Participant contributions are recorded in the period during which the Company makes payroll deductions from the participant’s earnings.

Effective October 1, 2001, the Plan ceased making discretionary matching contributions. Prior to October 1, 2001, the Company made discretionary matching contributions in an amount equal to $0.25 for each $1.00 contributed by a participant, up to a maximum of six percent of the participant’s Plan compensation, as defined. The Company may also make additional matching and discretionary non-elective contributions. Discretionary matching Company contributions are recorded in the same period as employee contributions. Additional matching and discretionary non-elective contributions, none of which were made during 2002 and 2001, are recorded annually.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocation of the Company’s contributions and Plan earnings. Earnings are allocated by fund based on the ratio of a participant’s account invested in a particular fund to all participants’ investments in that fund. Allocations of Plan earnings for investments other than self-directed accounts are based on participants’ account balances. Self-directed accounts are credited with the earnings of the specific investments chosen by the participant. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are immediately vested in their own contributions plus actual earnings thereon. Vesting in the Company’s contribution portion of their accounts is based on years of service. A participant becomes 33 percent vested after one year of service, 66 percent after two years of service and 100 percent vested after three years of service. However, if an active participant dies prior to attaining the normal retirement age, the participant’s account becomes 100 percent vested.

Navigant International

401(k) Plan

Notes of Financial Statements

Benefit Payments

On termination of service, a participant may elect to receive either a lump-sum amount equal to the value of the vested portion of their account, a distribution in the form of an annuity, or installment payments. Distributions are subject to the applicable provisions of the Plan agreement. Benefit claims are recorded as expenses when they have been approved for payment and paid by the Plan.

Participant Loans

Participants may borrow up to a maximum of $50,000 or 50 percent of the vested portion of their account balance, whichever is less. Loans are calculated on a fully amortized basis. A loan is collateralized by the balance in the participant’s account and bears interest at a rate commensurate with market rates for similar loans, as defined (5.00% to 10.50% and 8.50% to 10.50% for the years ended December 31, 2002 and 2001, respectively).

Administrative Expenses

The Plan is responsible for payment of the trustee expenses and fees, however the Company may elect to pay the Plan expenses directly. Transaction charges (for loan and benefit payment transactions) are paid by the Plan by reducing the balances of those participants initiating the transactions.

Cash Equivalents

Contributions received prior to year end awaiting investment in the appropriate investment option at December 31, 2002 and 2001 are invested in the CIGNA Guaranteed Short-Term Account, which is stated at fair value.

2.	Summary of Accounting Policies

Basis of Accounting

The Plan’s financial statements are prepared on the accrual basis of accounting. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein. Actual results could differ from those estimates.

Investment Valuation

Investments in the guaranteed account are generally benefit responsive (see Note 4) and are stated at contract value, which approximates fair value. Investments in pooled separate accounts are stated at fair value, as determined by the unit value reported by Connecticut General Life Insurance Company (“CG Life”). Participant loans are stated at cost plus accrued interest, which approximates fair value. Common stocks are valued at fair value as determined by quoted market prices. Mutual funds are valued at net asset value.

Navigant International

401(k) Plan

Notes of Financial Statements

3.	Investments

The following presents investments of the Plan as of December 31, 2002 and 2001. Investments that represent five percent or more of the Plan’s net assets are separately identified with (*).

	December 31,
	2002		2001
CIGNA Guaranteed Income Fund	$9,967,023	*	$5,659,925	*
CIGNA Actively Managed (Core) Bond Fund	2,589,689	*	717,213
CIGNA INVESCO Dynamics Fund	3,123,922	*	2,828,152	*
CIGNA Janus Advisor Worldwide Fund	1,387,621		1,892,690	*
CIGNA Large Cap Growth/Morgan Stanley Fund	8,025,506	*	7,196,662	*
CIGNA Lifetime30 Fund	1,926,134		2,213,410	*
CIGNA Lifetime40 Fund	1,682,901		1,886,320	*
CIGNA S&P 500® Index Fund	3,134,674	*	2,216,027	*
CIGNA Small Cap Growth/TimesSquare Fund	1,853,438		2,082,066	*
Navigant International Inc. Common Stock	911,249		780,591
Other Pooled Separate Accounts	10,915,192		7,509,486
Other Common Stock	123,620		22,630
Mutual Funds	4,433		—
Cash and Cash Equivalents	79,204		2,445
Participant Loans	1,386,589		884,759

Total Investments	$47,111,195		$35,892,376

During the year ended December 31, 2002, the Plan’s investments (including realized gains and losses on investments bought and sold and unrealized gains and losses on investments held during the year) appreciated (depreciated) in fair value as follows:

Year Ended December 31, 2002
Pooled Separate Accounts	$(9,652,813)
Company Common Stock	55,588
Mutual Funds	(2,687)
Other Common Stocks	(28,819)

Net depreciation in fair value of investments	$(9,628,731)

Navigant International

401(k) Plan

Notes of Financial Statements

4.	Investment Contract with Insurance Company

The Plan participates in a contract with CG Life via an investment in the CIGNA Guaranteed Income Fund (“GIF”). CG Life commingles the assets of the GIF with other assets. In certain instances when total distributions or transfers in the GIF within a calendar year exceed pre-determined thresholds (e.g. 10% of the balance of the Fund on the first day of the year), transactions in the GIF may face certain restrictions, in accordance with the contract terms. This could potentially result in the GIF not being fully benefit responsive in certain instances. For the Plan’s investment in the GIF, the Plan is credited with interest at the interest rates specified in the contract, which ranged from 4.70% to 4.20% and 4.90% to 5.35% for the years ended December 31, 2002 and 2001, respectively, net of asset charges. CG Life prospectively guaranteed the interest rates credited for the GIF for six months. As discussed in Note 2, the GIF is included in the financial statements at contract value which, principally because of the periodic rate reset process, approximates fair value.

5.	Related-Party Transactions

Plan assets include investments in funds managed by CG Life, an indirect wholly-owned subsidiary of CIGNA. CG Life is the Plan’s trustee and as such, transactions with the trustee qualify as party-in-interest transactions under ERISA. Personnel and facilities of the Company have been used to perform administrative functions for the Plan at no charge to the Plan. In addition, the Plan holds common shares of Navigant International, Inc., the Plan Sponsor, which also qualifies as a party-in-interest transaction. Participant loans also qualify as party-in-interest transactions.

The Plan invests in a unitized stock fund, Navigant International, Inc. Common Stock (the “Fund”), which is comprised of a short-term investment fund component and shares of common stock of Navigant International, Inc., the Plan sponsor. The unit values of the Fund are recorded and maintained by CIGNA Financial Services, Inc. During the year ended December 31, 2002, the Plan purchased units of the Fund in the approximate amount of $427,000, sold units of the Fund in the approximate amount of $352,000, and had net appreciation and dividends on the Fund in the approximate amount of $56,000. The total value of the Plan’s interest in the Fund was $911,249 and $780,591 at December 31, 2002 and 2001, respectively.

6.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

Navigant International

401(k) Plan

Notes of Financial Statements

7.	Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated September 22, 1999, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter, however, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

8.	Plan Mergers

Effective April 1, 2002, the C&J Travel Employee Retirement Savings Plan, Executive Meeting and Travel Ltd. Profit Sharing Plan and SatoTravel 401(k) Retirement Plan merged with the Plan. Affected participants became eligible to participate in the Plan subject to the provisions of the Plan agreement.

9.	Forfeitures

Forfeitures result from non-vested Company contributions remaining in the Plan for all terminated employees. The forfeiture reserve of $17,891 and $32,719 at December 31, 2002 and 2001, respectively, is available to offset Company cash contributions or pay Plan expenses, which would be otherwise payable by the Company, in accordance with the Plan agreement. In 2002, Company cash contributions were offset by $876 from forfeited non-vested accounts. In 2002, Plan expenses were offset by $86,612 from forfeited non-vested accounts.

Navigant International	Supplemental Schedule I
401(k) Plan
Schedule H (Line 4i) Form 5500 – Schedule of Assets (Held at End of Year)
December 31, 2002

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value	(e) Current value

*	Connecticut General Life Insurance Company	CIGNA Guaranteed Income Fund	$9,967,023

*	Connecticut General Life Insurance Company	CIGNA Actively Managed (Core) Bond Fund	2,589,689

*	Connecticut General Life Insurance Company	CIGNA International Blend/Bank of Ireland Fund	2,345,120

*	Connecticut General Life Insurance Company	CIGNA INVESCO Dynamics Fund	3,123,922

*	Connecticut General Life Insurance Company	CIGNA Janus Advisor Balanced Fund	2,150,782

*	Connecticut General Life Insurance Company	CIGNA Janus Advisor Worldwide Fund	1,387,621

*	Connecticut General Life Insurance Company	CIGNA Large Cap Growth/Morgan Stanley Fund	8,025,506

*	Connecticut General Life Insurance Company	CIGNA Large Cap Value/John A. Levin & Co. Fund	2,353,501

*	Connecticut General Life Insurance Company	CIGNA Lifetime20 Fund	909,266

*	Connecticut General Life Insurance Company	CIGNA Lifetime30 Fund	1,926,134

*	Connecticut General Life Insurance Company	CIGNA Lifetime40 Fund	1,682,901

*	Indicates a party-in-interest to the Plan.

Navigant International	Supplemental Schedule I
401(k) Plan
Schedule H (Line 4i) Form 5500 – Schedule of Assets (Held at End of Year)
December 31, 2002	(continued)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value	(e) Current value

*	Connecticut General Life Insurance Company	CIGNA Lifetime50 Fund	$782,255

*	Connecticut General Life Insurance Company	CIGNA Lifetime60 Fund	349,045

*	Connecticut General Life Insurance Company	CIGNA Mid Cap Value/Wellington Management Fund	855,009

*	Connecticut General Life Insurance Company	CIGNA S&P 500® Index Fund	3,134,674

*	Connecticut General Life Insurance Company	CIGNA Small Cap Growth/TimesSquare Fund	1,853,438

*	Connecticut General Life Insurance Company	CIGNA Small Cap Value/Berger® Fund	1,170,214

*	Navigant International, Inc.	Navigant International Inc. Common Stock	911,249

*	Plan Participants	Participant Loans (5.00% to 10.50%) Various terms	1,386,589

*	Connecticut General Life Insurance Company	Cash Equivalents (CIGNA Guaranteed Short-Term Account)	170

	Total		46,904,108

*	Indicates a party-in-interest to the Plan.

Navigant International	Supplemental Schedule I
401(k) Plan
Schedule H (Line 4i) Form 5500 – Schedule of Assets (Held at End of Year)
December 31, 2002	(continued)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value	(e) Current value

	Various	Cash and Cash Equivalents	$79,034

	Various	Mutual Funds	4,433

	Various	Common Stocks	123,620

	Total Assets Held by CIGNA Representing the CIGNA Self-Directed Account		207,087

	Total Assets		$47,111,195

*	Indicates a party-in-interest to the Plan.